Exhibit 5.1

Goodwin Procter LLP 525 Market Street, 32nd Floor San Francisco, CA 94105 goodwinlaw.com +1 415 733 6000

October 20, 2026

Fulcrum Therapeutics, Inc.

26 Landsdowne Street

Cambridge, MA 02139

Re:	Securities Registered under Registration Statement on Form S-4

We have acted as counsel to you in connection with your filing of a Registration Statement on Form S-4 (File No. 333-298705) (as amended or supplemented, the “Registration Statement”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of the offering by Fulcrum Therapeutics, Inc., a Delaware corporation (the “Company”), of up to 1,569,100,441 shares (the “Shares”) of the Company’s Common Stock, $0.001 par value per share (subject to adjustment based on the final exchange ratio as described in the Registration Statement), pursuant to the merger contemplated by the Agreement and Plan of Merger, dated as of August 16, 2026, by and among the Company, Fusion Merger Sub I, Inc., a Delaware corporation and wholly owned subsidiary of the Company, Fusion Merger Sub II, LLC, a Delaware limited liability company and wholly owned subsidiary of the Company, and Slate Medicines, Inc., a Delaware corporation (“Slate”) (as such agreement may be amended and/or restated from time to time, the “Merger Agreement”). The Shares consist of (i) shares of Common Stock (the “Common Shares”) to be issued in exchange for shares of capital stock of Slate pursuant to the Merger Agreement, (ii) shares of Common Stock (the “Warrant Shares”) issuable upon exercise of warrants (the “Warrants”) to be issued in exchange for warrants to purchase shares of common stock of Slate pursuant to the Merger Agreement and (iii) shares of Common Stock (the “Option Shares”) issuable upon exercise of options (the “Options”) to be issued in exchange for options to purchase shares of common stock of Slate granted under Slate’s 2024 Equity Incentive Plan (the “Plan”) pursuant to the Merger Agreement.

We have reviewed such documents and made such examination of law as we have deemed appropriate to give the opinions set forth below. We have relied, without independent verification, on certificates of public officials and, as to matters of fact material to the opinions set forth below, on certificates of officers of the Company. For purposes of the opinions set forth below, we have assumed that after the issuance of any Shares offered pursuant to the Registration Statement, the total number of issued shares of Common Stock, together with the total number of shares of Common Stock issuable upon the exercise, exchange, conversion or settlement, as the case may be, of any exercisable, exchangeable or convertible security (including, without limitation, any Warrants or Options), as the case may be, then outstanding, will not exceed the total number of authorized shares of Common Stock then available for issuance under the Company’s certificate of incorporation as then in effect (the “Charter”).

The opinions set forth below are limited to the Delaware General Corporation Law.

Based on the foregoing, we are of the opinion that:

(i)

the Common Shares have been duly authorized and, upon issuance and delivery as contemplated in the Registration Statement and in accordance with the terms of the Merger Agreement, will be validly issued, fully paid and non-assessable;

(ii)	assuming the Warrant Shares were issued today in accordance with the terms of the Warrants, they would be validly issued, fully paid and non-assessable; and

Fulcrum Therapeutics, Inc.

October 20, 2026

(iii)	assuming the Option Shares were issued today in accordance with the terms of the Plan, they would be validly issued, fully paid and non-assessable.

The opinions expressed above are subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws of general application affecting the rights and remedies of creditors and to general principles of equity.

This opinion letter and the opinions it contains shall be interpreted in accordance with the Core Opinion Principles as published in 74 Business Lawyer 815 (Summer 2019).

We hereby consent to the inclusion of this opinion as Exhibit 5.1 to the Registration Statement and to consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder. the references to our firm under the caption “Legal Matters” in the Registration Statement. In giving our

Very truly yours,

/s/ Goodwin Procter LLP

GOODWIN PROCTER LLP